UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 21, 2004

NETBANK, Inc.

(Exact name of registrant as specified in its charter)

Georgia	0-22361	58-2224352
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11475 Great Oaks Way, Alpharetta, GA		30022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 770-343-6006

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments

During 1999 and 2000, NetBank purchased lease payment streams (the “Lease Receivable”) from Commercial Money Center, Inc. (“CMC”) for approximately $123 million. Payments under each lease were specifically guaranteed by certain insurance companies.

All payments due from the Lease Receivable were made to NetBank in full through November 2001. But, beginning in December 2001, the bank stopped receiving payments. The bank subsequently submitted written demand for December 2001 payments from the named sureties on its lease pools — Illinois Union Insurance Company, Safeco Insurance Company and Royal Indemnity Company (the “Sureties”). Safeco and Royal Indemnity remitted payments with a reservation of rights to dispute their obligation at a later date. Illinois Union refused to pay, and none of the Sureties has made a payment since the first quarter of 2002.

During the first quarter of 2002, NetBank placed the Lease Receivable on non-accrual status and initiated litigation against the Sureties. During the second quarter of 2002, the bank wrote down the Lease Receivable to 75% of its net book value by recording a provision for loss of $21.2 million. Management established this provision using a range of factors including, but not limited to: the Sureties assumption of underwriting and fraud risk on a lease-by-lease basis through the issuance of bonds on a lease-by-lease basis; management’s opinion after consultation with legal counsel that the courts would enforce the terms of the underlying bonds and policies; and the Sureties’ financial wherewithal to pay.

At least once per quarter, management reviewed the appropriateness of the reserve associated with the Lease Receivable by monitoring and taking into consideration any developments related to the CMC litigation. No significant events occurred through September 30, 2004, that  affected management’s opinion on the adequacy of the initial reserve assessment completed in the second quarter of 2002.

In November 2004, two settlements in other CMC-related cases were announced that management considers significant. On November 12, 2004, Ameriana Bancorp reported a tentative settlement with American Motorist Insurance Company. On November 30, 2004, Lakeland Bancorp announced a settlement with Royal Indemnity. Based upon a review of publicly available information, these settlements appear to represent between 42% and 46% of the recorded receivable before allocated reserves.

These settlements do not diminish the legal merits of NetBank’s claims and may have been reached due to circumstances unique to the parties involved.  But, they represent observable third-party market valuations that must be considered under Generally Accepted Accounting Principles (“GAAP”). Management has therefore re-evaluated the carrying value of the Lease Receivable for GAAP purposes. Based on this review, management is recording an additional current-period provision for loss of $29.0 million. The remaining balance will continue on non-accrual status. Management estimates the additional provision will reduce the company’s earnings in the fourth quarter of 2004 by approximately $0.39 per share, after tax.

The table below illustrates the Lease Receivable after the current-period provision and related partial charge-off.

Gross CMC lease receivables at September 30, 2004	$81,993
Partial charge-off	(50,230)
Adjusted net carrying value	$31,763

Adjusted net carrying value to gross lease receivables	39%

The additional provision does not represent a change in management’s commitment to pursuing its litigation against the Sureties. Management remains confident in its legal standing, and the company will continue to incur legal expenses as the case moves forward. No assurance can be made that the company will collect any amount on the Lease Receivable. Any potential collection could be more or less than the net carrying value.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetBank, Inc.
(Registrant)

Date: December 21, 2004	/s/ Steven F. Herbert
(Signature)

Steven F. Herbert
Chief Financial Executive

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Information in this Form 8-K about 1) the amount of the estimated reduction in the company’s fourth quarter earnings per share resulting from the additional current-period provision for loss; and 2) the possible outcomes in the CMC litigation are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially from those set forth in this Form 8-K. Potential risks include but are not limited to 1) changes in the company’s financial position; 2) a change in strategy or operational issues that hinders growth; 3) possible settlements in other CMC-related cases; and 4) an adverse ruling in the CMC litigation. The company has no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties facing NetBank, Inc., see “Risk Factors” in the company’s SEC filings.